Contact:   Walfrido A. Martinez
           Senior Vice President and Chief Financial Officer
           E&B Marine Inc.
           (908) 819-7400
                                               FOR IMMEDIATE RELEASE

     Edison, N.J., November 1--E&B Marine Inc. (NASDAQ: EBMA) reported today that sales increased 7.0 percent for the third quarter of 1995. Due to expenses related to new stores and a tax provision in 1995 instead of the tax benefit of $2,500,000 recognized in 1994, earnings per share decreased from the $.96 earned in the third quarter of 1994 to $.20 in 1995. The Company also announced that it is attempting to simplify its capitalization structure by offering to exchange up to 181,531 shares of the Company's Common Stock for up to 1,032,418 warrants and options. Finally, the Company announced that a Shareholders' Agreement among a group of shareholders, including the Company's principal shareholders, that participated in restructuring the Company's debt in 1989 has been terminated allowing the group to freely transfer their shares of common stock, including in open-market transactions. To the Company's knowledge, these shareholders hold shares of common stock constituting approximately two-thirds of the issued and outstanding shares of common stock.
     Sales of $29,367,000 for the third quarter ended September 30, 1995 increased $1,911,000 from the $27,456,000 recorded in the third quarter ended September 24, 1994. Retail store sales increased 9.0 percent from the third quarter of 1994. Sales in stores opened during comparable periods (those opened at least a

                                                       -continued-

E&B Marine Inc.
(908) 819-7400
Page 2


year) in 1995 and 1994 decreased $327,000 or 1.4 percent. Mail-order sales decreased $216,000 or 5.5 percent from the third quarter of 1994. The increase in sales was primarily attributable to the new retail stores opened subsequent to the third quarter of 1994. Comparable retail store sales for the third quarter of 1995 would have increased 6.5 percent and Mail-order sales would have increased 2.0 percent from the third quarter of 1994 had fiscal 1994 been a 52 week year.
     For the nine month period ended September 30, 1995 sales of $91,278,000 increased $7,830,000 or 9.4 percent over the prior
year.   Comparable retail store sales for the nine months ended
would have increased 1.9 percent from the same nine month period ended September 24, 1994 had fiscal 1994 been a 52 week year.
     Net income before taxes for the third quarter of 1995 was $1,370,000 compared to $1,712,000 reported in the third quarter of 1994. Net income after taxes in 1995 was $821,000 after a tax provision of $549,000. In 1994, the provision for income taxes was a benefit of $2,500,000. Net income per share in the third quarter of 1995 was $.20 compared to a net income per share of $.96 in 1994. The weighted average number of outstanding shares for the third quarter of 1995 was 3,744,000 versus 3,692,000 for the comparable 1994 period.
     Selling, general and administrative expenses increased 12.9 percent from the comparable third quarter in 1994. As a percentage of sales, selling, general and administrative expenses increased to
21.9 percent in 1995 from 20.7 percent in 1994.  During the third

                                                       -continued-

E&B Marine Inc.
(908) 819-7400
Page 3

quarter of 1995, additional expenses related to the new retail stores were incurred.
     The Company is offering certain of its warrant and option holders the opportunity to exchange certain warrants and options for shares of the Company's common stock based on a value of such warrants and options determined by an independent investment banking firm and approved by a Special Committee of the Board of Directors of the Company, and as authorized by the Company's Board of Directors. The Company stated that it has received indications that a significant portion of the warrants and options affected will be exchanged, including those held by the Company's largest shareholder. If all options and warrants included in this offer were exchanged, the resulting noncash compensation expense net of taxes attributed to the exchange would reduce the earnings per share for the Company by approximately $.08 per share.
     The exchange offer will be made only by letter to the affected warrant and option holders. The common stock offered in exchange for the affected warrants and options has not been and will not be registered under the Securities Act of 1933 and may not be sold in the United States absent registration thereof under the Securities Act of 1933 or absent an applicable exemption from registration requirements thereunder.
     Kenneth G. Peskin, the Company's Chairman and Chief Executive Officer, said: "I am pleased to announce that our second store in Chicago's metropolitan area in Highland Park has already been opened and our Babylon, New York store has been relocated to West Islip, Long Island to a larger and more advantageous location."

                                                       -continued-

E&B Marine Inc.
(908) 819-7400
Page 4


     E&B Marine Inc. is one of the nation's largest direct-mail merchandisers and specialty retailers of marine supplies and apparel with 61 retail outlets and a catalog operation.

                           *  *  *  *  *  *




November 1, 1995


                    E&B MARINE INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
        PERIODS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 24, 1994
                               UNAUDITED





Dollars in Thousands,               NINE MONTHS            THREE MONTHS
  except per share amounts          1995       1994        1995       1994
                                    -------    --------    -------    -------
Net sales                           $91,278    $83,448     $29,367    $27,456
Cost of goods sold excluding
  amortization and depreciation      65,658     59,881      20,997     19,518
                                    -------    -------     -------    -------

     Gross profit                    25,620     23,567       8,370      7,938


Selling, general and
  administrative expenses            19,288     16,978       6,421      5,689


Depreciation and amortization           847        924         277        328
                                    -------    -------     -------    -------

Income from operations before
  interest and income taxes           5,485      5,665       1,672      1,921


Interest expense                      1,068        828         302        209
                                    -------    -------     -------    -------

Income before income taxes            4,417      4,837       1,370      1,712


Income taxes                          1,770     (2,500)        549     (2,500)
                                    -------    -------     -------    -------

Net Income                           $2,647     $7,337        $821     $4,212
                                    =======    =======     =======    =======

Per share amounts:


     Net Income                       $0.64      $1.69       $0.20      $0.96

Weighted average number
  of shares outstanding           3,729,000  3,690,000   3,744,000  3,692,000
                                  =========  =========   =========  =========

(1)  See accompanying note.




1:   Income per Common Share

The Company has computed Income per Common Share on the basis of the weighted average number of Common Shares and common equivalent shares outstanding during the period, in accordance with the modified treasury stock method. This method assumes that common stock equivalents (options and warrants) are exercised and treasury shares are assumed to be purchased (not to exceed 20% of the weighted average number of Common Shares outstanding) from the proceeds using the average market price for the period. Any excess proceeds not utilized for the purchase of treasury shares are assumed to reduce outstanding debt with an appropriate reduction of interest expense. Proceeds which exceed outstanding debt are assumed to be invested in government securities. Under such assumptions, for the nine months ended September 30, 1995 and September 24, 1994 and for the three months ended September 30, 1995 and September 24, 1994, 827,000, 814,000, 865,000 and 820,000
incremental Common Shares, respectively, have been added to the weighted average number of shares outstanding and net interest has been adjusted by approximately $280,000, $294,000, $105,000 and $99,000, respectively. The 1995 interest amounts have been tax effected at 40 percent.

No fully diluted per share amounts are shown in 1995 and 1994 since the closing market price is less than the average market price for the period.

